EXHIBIT 99.1

Aerojet Rocketdyne Pays Previously-Declared Special Dividend

EL SEGUNDO, Calif., March 24, 2021 (GLOBE NEWSWIRE) -- Aerojet Rocketdyne Holdings, Inc. (NYSE: AJRD) today announced payment of the previously-declared $5.00 per share special cash dividend to holders of its common shares and convertible senior notes, on an as-converted basis. The special dividend was paid to holders of record as of March 10, 2021.

Payment of the special cash dividend was made in connection with the anticipated acquisition of Aerojet Rocketdyne by Lockheed Martin Corporation (NYSE: LMT) in an all-cash transaction previously announced on December 20, 2020. Under the terms of the acquisition agreement, Aerojet Rocketdyne’s payment of the special dividend adjusts the consideration to be paid by Lockheed Martin at closing from $56.00 per share to $51.00 per share.

The transaction is expected to close in the second half of 2021, pending receipt of regulatory approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and satisfaction of other closing conditions specified in the acquisition agreement.

Forward-Looking Statements
Certain information contained in this communication should be considered “forward-looking statements” as defined by Section 21E of the Securities Exchange Act of 1934, as amended. All statements included in this communication, other than statements of historical fact, may be forward-looking statements.

The usage of words such as “estimate,” “may,” “will,” “could,” “anticipate,” “expect,” “intend,” “believe,” “continue” or the negative of such terms, or other similar expressions, are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.

Actual results may be materially different from any future results expressed or implied by such forward-looking statements. Among other risks and uncertainties, there can be no guarantee that the Merger will be completed, or if it is completed, that it will close within the anticipated time frame. Additional risks and uncertainties relating to the transaction include: (1) conditions to the closing of the transaction contained in the Merger Agreement may not be satisfied or waived; (2) the transaction may involve unexpected costs, liabilities or delays; (3) Aerojet Rocketdyne’s business may suffer as a result of uncertainty surrounding the transaction, including due to disruption of current plans and operations and the potential difficulties in employee retention as a result of the transaction; (4) the outcome of any legal proceedings related to the transaction; (5) required regulatory approvals may not be obtained on a timely basis or at all; and (6) an event, change or other circumstance may occur that could give rise to the termination of the Merger Agreement. Important risk factors that could cause actual results or outcomes to differ from those expressed in the forward-looking statements are described in the “Risk Factors” section in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on February 18, 2021, and in the Company’s subsequent SEC filings. Forward-looking statements speak only as of the date hereof, and no obligation is assumed to update any forward-looking statements, even if expectations change, except as required by law.

About Aerojet Rocketdyne Holdings, Inc.
Aerojet Rocketdyne Holdings, Inc., headquartered in El Segundo, California, is an innovative technology-based manufacturer of aerospace and defense products and systems, with a real estate segment that includes activities related to the entitlement, sale, and leasing of the Company’s excess real estate assets. More information can be obtained by visiting the Company’s websites at www.rocket.com or www.aerojetrocketdyne.com.

Contact information:
Media: Steve Warren, vice president, communications 703-650-0278
Steven.Warren@rocket.com